Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2014, relating to financial statements of Caesars Acquisition Company (“CAC”) (which report expressed an unqualified opinion and included an explanatory paragraph relating to the accounting method used for CAC’s investment in Caesars Growth Partners LLC), appearing in the Annual Report on Form 10-K of CAC for the period ended December 31, 2013.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

July 17, 2014